Exhibit 99.1

Certain Financial Information

GARDNER DENVER INC.

Pro Forma Adjusted EBITDA Reconciliation by Segment

Amounts in Millions

	For the Year Ended December 31,		Historical Twelve Months Ended March 31,
	2012		2013
	IPG	EPG	IPG	EPG

Operating income	134.4	238.3	148.7	207.6
Depreciation and amortization expense	44.4	19.3	40.1	19.5
Less: Net income attributable to noncontrolling interests	(1.2)	—	(1.1)	—

Other income, net	1.8	1.7	2.0	1.7

EBITDA	179.5	259.3	189.6	228.7

Restructuring costs (A)	14.8	3.9	4.1	2.2
Acquisition EBITDA	—	—	—	—
Non-cash purchase accounting adjustments	3.4	—	(0.6)	—
Stock-based compensation expense	2.8	2.6	2.8	2.3
Other employee termination and certain retirement costs	1.1	1.3	1.5	1.5
Foreign currency (gains) / losses	1.9	1.5	0.9	0.8
Pension and OPEB adjustment	0.9	0.8	0.8	0.7
Sponsor or sponsor affiliates management fees	—	—	—	—
Other adjustments	2.3	0.9	6.1	3.6

Adjusted EBITDA	206.6	270.3	205.4	240.0
Future cost savings illustratively pulled forward	45.2	—	39.6	—

Adjusted EBITDA Illustratively Pro Forma for Future Cost Savings	251.9	270.3	245.0	240.0

(A)	The Company continues to expect to incur $85-100 million of restructuring charges in connection with its European Restructuring. The expected timing of such charges has been delayed several months as a result of the proposed acquisition of the Company by Parent and on-going negotiations with works councils. As a result, the significant majority of restructuring charges expected to be incurred in 2013 are now expected to be incurred in 2014.